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Exhibit 99.5

Contact:	NEWS RELEASE
Steve Workman
VP Finance, Chief Financial Officer	FOR IMMEDIATE RELEASE

Shelby Palmer
Investor Relations
investor.relations@finisar.com
Tel: 408-542-5050
Fax: 408-541-9579

Finisar Corporation Announces Financial Results for
Third Quarter Ended January 31, 2001
And Agreement to Acquire Marlow Industries, Inc.

    SUNNYVALE, Calif.—(BUSINESS WIRE)—February 20, 2001—Finisar Corporation (Nasdaq:FNSR), a leading provider of gigabit fiber optic solutions for high-speed data networks, today reported financial results for its third fiscal quarter ended January 31, 2001. At the same time, the Company announced that it had entered into a definitive agreement to acquire Marlow Industries, Inc. based in Dallas, Texas.

    Management will host an earnings conference call on its web site at www.finisar.com at 5:00 p.m. EST (2:00pm PST) to discuss the results for the quarter, the outlook for the Company going forward and the announcement to acquire Marlow Industries, Inc.

CURRENT QUARTER RESULTS

    The financial statements for the Company's current quarter include the results of Sensors Unlimited and Demeter Technologies for the entire quarter whereas the results of Sensors Unlimited were only included for one month in the previous quarter.

    Total revenues for the third quarter of fiscal 2001 were a record $64.8 million, up 293% from the third quarter of fiscal 2001 and up 46% sequentially from the immediately preceding quarter. Total revenues include sales of optical subsystems of $57.1 million and sales of network performance test systems of $7.7 million. Sales of optical subsystems were up 423% from the third quarter of fiscal 2001 and up 53% sequentially. Sales of network test systems were up 39% from the third quarter of fiscal 2001 and up 8% sequentially. Total revenues excluding the effect of the Company's recent acquisitions were a record $56.4 million in the third quarter, up 35% on a sequential basis from $41.7 million the second quarter.

    Pro forma gross margin excluding non-cash charges for the amortization of acquisition-related costs rose sequentially to 43.0% in the third quarter compared to 41.5% in the previous quarter. Pro forma operating margins were 14.2% in the third quarter compared to 15.2% in the previous quarter primarily due to startup costs at Demeter Technologies.

    Pro forma net income excluding non-cash charges for deferred compensation and acquisition-related costs and cash charges for other acquisition-related compensation was a record $8.9 million, or $.05 per diluted share, in the third quarter, an increase of 319% from $2.1 million, or $.01 per diluted share, from the third quarter of fiscal 2000 and up 19% sequentially from $7.5 million, or $.04 per diluted share, in the previous quarter.

    Including the non-cash charges for deferred compensation and acquisition-related costs and cash charges for other acquisition-related compensation in accordance with generally accepted accounting principles, the Company recorded a loss of $23.9 million, or $.14 per diluted share, in the third quarter compared to net income of $343,000, or $.00 per diluted share, in the third quarter of the prior year. The non-cash charges primarily related to the acquisition of Sensors Unlimited and Demeter Technologies include $5.8 million related to the purchase of in-process research and development,

$22.5 million in amortization of acquired intangible assets, $2.5 million in amortization of deferred compensation and $396,000 for other acquisition-related compensation charges, net of estimated tax savings.

    The Company's cash and short-term investments balance was $200 million at the end of January, 2001 compared to $269 million at the end of October, 2000. Of the $69 million decrease, approximately $32 million is related to the use of cash in the purchase of a 92,000 square foot facility in Sunnyvale, California, $6 million were used for loans primarily to Shomiti Systems and Transwave Fiber for working capital purposes ahead of the completion of the acquisition of those companies and $2.3 million in additional strategic investments during the quarter. The remaining $29 million was used to fund capital expenditures and working capital requirements during the quarter.

    "Excluding the effect of the recent acquisitions of Sensors Unlimited and Demeter Technologies, total revenue in the quarter grew sequentially by 35%," said Jerry Rawls, Finisar's President and CEO. "More importantly, we have introduced several new products over the last few months that are being well received by a new set of customers focused on metropolitan access applications. Recent product introductions include our new OC-48 transceiver for short-haul telecom applications, long wavelength (1550nm) transceivers for wavelength division multiplexing (WDM) applications and the FTRX™, the industry's first 10-Gigabit Ethernet serial optical transceiver for Gigabit Ethernet backbone applications," added Rawls. "In the most recent quarter, we generated approximately $2.1 million from the sale of these new products and are already taking orders from customers for the FTRX which we expect to being delivering by the end of March."

SALE OF OPTICITY™ PRODUCT LINE

    Finisar recently announced the sale of technology and other assets associated with it's Opticity product line to ONI Systems, Inc., for initial consideration of $30 million, plus an additional $20 million, contingent on the achievement of certain post-closing development milestones. At the same time, Finisar announced that it had entered into a supply agreement for certain optical components for ONI's new ONLINE2500™ product incorporating the technology to be purchased from Finisar. The transaction is expected to close before the end of the first calendar quarter.

ACQUISITION OF MARLOW INDUSTRIES, INC.

    Founded in 1973, Marlow Industries, Inc. is a leader in the design and manufacture of thermoelectric coolers (TECs) for a variety of telecommunications applications as well as for defense, space, photonics (infrared sensing) and medical applications. Within telecommunications, Marlow Industries believes that it is the leading supplier of thermoelectric coolers used to control the temperature of a variety of active and passive optical components. Some of the active components are 1300nm-1550nm distributed feedback lasers (DFBs) used in dense wavelength division multiplexing (DWDM) applications, 980nm and 1480nm pump laser diodes used in optical amplifiers, and high speed avalanche photo diodes (APDs). Passive components using Marlow's TECs include arrayed wave guides (AWGs), optical multiplexers and demultiplexers, optical switches and variable optical attenuators (VOAs). In keeping with its mission to provide customers innovative thermoelectric cooling solutions of the highest quality, Marlow Industries implemented a total quality system that led to the Malcolm Baldrige National Quality Award in 1991. In addition, Marlow Industries is ISO 9001 certified and has received numerous awards such as Industry Week's Best Plant Award.

    Under the terms of the agreement, Marlow Industries will merge with a wholly-owned subsidiary of Finisar, and Marlow's stockholders will be entitled to receive $30 million in cash and shares of Finisar Common Stock having a value of approximately $270 million less Marlow's transaction costs (or approximately 13.0 million shares of Finisar Common Stock based on the closing price of $20.00 for Finisar's Common Stock on February 16, 2001). The transaction will be accounted for as a purchase and is intended to qualify as a tax-free reorganization. The acquisition is expected to close during the second calendar quarter of 2001 and is subject to approval by Marlow's shareholders, the notification requirements of the Hart-Scott-Rodino Antitrust Act, the approval by Finisar's stockholders of an increase in Finisar's authorized Common Stock and other customary conditions.

    "Marlow Industries provides a unique technology base from which to develop new innovative products for high-speed data communications," said Jerry Rawls, Finisar's President and CEO. "They have a world class team of scientists and engineers devoted to the development of new materials and processes used for thermoelectric cooling," added Rawls. "With the addition of Marlow Industries and their materials technology, we believe we will be able to develop novel solutions for optical packaging that will enable us to deliver higher performance and lower cost devices."

    "In light of the growing importance of thermoelectric cooling to the telecommunications industry, it was important for us to seek a strategic partner where we could leverage our technology leadership," said Raymond Marlow, founder, Chairman and CEO of Marlow Industries. "It became very clear to us that Finisar is moving quickly to assemble a formidable array of technologies that can be integrated with our products to develop innovative, thermally stabilized,optical solutions for the data communications industry," added Marlow. "Furthermore, we were looking for a partner that understands the value of a quality system as it applies to our employees and customers, as well as our products. Finisar shares these same standards of excellence."

BUSINESS OUTLOOK

    Finisar plans to review its third quarter results and discuss its outlook for the upcoming quarter and future periods during a conference call for investors at 5:00 pm EST (2:00 pm PST) today, Tuesday, February 20th. The call will be broadcast live over the Internet on the investor relations section of Finisar's web site, located at www.finisar.com. To listen to the Webcast, interested investors are encouraged to log onto the broadcast at least 15 minutes prior to the call. Participating in the call will be Jerry Rawls, Finisar's President and CEO,and Steve Workman, Finisar's CFO.

FINISAR'S PROCEDURES PURSUANT TO NEW REGULATION FD

    In connection with the recent adoption of new SEC rules on corporate disclosure, Finisar will make forward-looking statements in its web conference calls regarding expected financial results for the upcoming quarter and additional future periods. Finisar will keep its latest earnings release and web conference call publicly available on its web site at www.finisar.com but assumes no obligation to update any forward looking statements contained therein although it may choose to do so from time to time in accordance with the provisions of Regulation FD. Following the quarterly earnings release, Finisar will continue its current practice of having corporate representatives meet privately during the quarter with investors, the media, investment analysts and others.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Finisar's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the rapidly evolving markets for Finisar's products and uncertainty regarding the development of these markets; Finisar's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers in any period; ongoing new product development and introduction of new and enhanced products; the challenges of rapid growth; intensive competition; and potential problems related to the assimilation and integration of the operations, technologies and products of two recently acquired companies, Sensors Unlimited and Demeter Technologies, as well as those of Marlow Industries, Transwave Fiber and Shomiti Systems which Finisar has agreed to acquire. Other risks relating to Finisar's business are set forth in Finisar's Annual Report on Form 10-K and other interim reports as filed with the Securities and Exchange Commission.

ABOUT FINISAR

    Finisar Corporation (Nasdaq:FNSR) is a leading provider of fiber optic subsystems and network performance test systems which enable high-speed data communications over Gigabit Ethernet local area networks (LANs), Fibre Channel storage area networks (SANs), and wide-area and metropolitan data networking applications (WANs and MANs). The Company is focused on the application of digital fiber optics to provide a broad line of high-performance, reliable, value-added optical subsystems for networking and storage equipment manufacturers. The Company's headquarters are located at 1308 Moffett Park Drive, Sunnyvale, CA 94089. For more information, visit the Company's web site at http://www.finisar.com.

ABOUT MARLOW INDUSTRIES

    Marlow Industries, Inc., is a world leader in quality thermoelectric cooling technology. For over 28 years, Marlow Industries has developed and manufactured thermoelectric coolers (TECs) and subsystems for the military, aerospace, medical, high speed integrated circuits, and telecommunications markets. Marlow Industries' extensive research and development efforts in the materials used for TECs and unrelenting commitment to quality provide its customers with unparalleled performance for a wide spectrum of cooling applications.

Contact:

         Finisar Corporation
         Steve Workman, (VP Finance, Chief Financial Officer)
         Shelby Palmer, 408/542-5050 (Investor Relations)
         investor.relations@finisar.com

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Finisar Corporation Announces Financial Results for Third Quarter Ended January 31, 2001 And Agreement to Acquire Marlow Industries, Inc.